Exhibit 10.8

Privileged and Confidential

Subject to the Company’s Talent and Compensation Committee’s Approval

Corporate Office: 300 Innovative Way, Suite 201 Nashua, NH 03062 USA skillsoft.com O: +1-603-324-3000

May 20, 2026

John Frederick
Via email

Dear John:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of the remainder of your employment with Skillsoft Corp. (the “Company”) and your retirement from the Company. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Offer Letter between you and the Company dated as of May 15, 2025 (the “Offer Letter”).

1.           Transition Period and Retirement Date.

(a)    You acknowledge and agree that your employment with the Company will end on September 4, 2026 (the “Retirement Date”), provided, however, that the Company may terminate your employment at any time during the Transition Period (as defined below) as a result of your death or disability or for Cause, upon notice to you, in which case references to “Retirement Date” in this Agreement shall be deemed to refer to the date on which the Company provides notice to you of your termination. Effective as of the Retirement Date, you will be deemed to have irrevocably resigned from any and all positions or offices that you hold with the Company or any of its Affiliates (as defined below), without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Retirement Date, and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.

(b)    Subject to the terms and conditions set forth in this Agreement, from May 20, 2026 (the “Transition Date”) through the Retirement Date (such period, the “Transition Period”), you will have the title of Advisor and your principal responsibility will be to support the transition of the Company’s principal financial officer role to your successor. You will make yourself available as reasonably requested by the Company to provide such transition services, and you agree to abide by all Company policies and procedures as in effect from time to time. You understand and agree that the transition contemplated in this Agreement will not constitute “Good Reason” for purposes of the Offer Letter.

(c)    During the Transition Period, you will (i) continue to be paid at your current base salary rate, less applicable withholding and deductions, in accordance with the Company’s normal payroll practices, and pro-rated for any partial month of employment; (ii) remain eligible to participate in the employee benefit plans of the Company in accordance with the terms of those plans; (iii) continue to vest in the Equity Awards (as defined below) previously granted to you in accordance with the terms of the applicable Award Agreements (as defined below); (iv) receive the second installment of the Transition Bonus (as defined in, and pursuant to the terms of, the Offer Letter), provided that, neither installment of the Transition Bonus shall be subject to clawback or recoupment by the Company; and (v) not incur any business expenses without the advance approval of the Company’s Chief Executive Officer or their designee.

2.           Accrued Salary. Regardless of whether you sign this Agreement, you will receive, on the Retirement Date, any accrued base salary for all work you performed for the Company through the Retirement Date, to the extent not previously paid.

3.           Retention Benefits. In exchange for the payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, including, without limitation, the payment set forth in Section 3(a), you shall timely execute, deliver and not revoke a general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”). Provided that you (I) continue to comply with the terms of this Agreement, (II) timely execute, deliver and do not revoke the Release, and (III) continue to comply with the Continuing Obligations (defined below):

(a)    If the Company or a subsidiary of the Company enters into a definitive agreement to sell the Global Knowledge Training LLC entity to a third party prior to the Retirement Date, in recognition of your efforts in connection therewith, your service during the Transition Period, and your execution and non-revocation of the Release, the Company will pay you a lump sum of $125,000, less applicable taxes and withholdings, within seven calendar days following the date that the Release becomes fully effective pursuant to its terms.

4.           Acknowledgment of Full Payment and Withholding.

(a)    You acknowledge and agree that the payments provided under Section 1(c), Section 2 and Section 3 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company under the Offer Letter or otherwise, through the Retirement Date, and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.           Status of Employee Benefits, Paid Time Off, Expenses and Equity; Indemnification and Attorneys’ Fees.

(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar applicable law, your participation in all employee benefit plans of the Company will end as of the last day of the month in which the Retirement Date occurs, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Retirement Date. You will receive information about your COBRA continuation rights under separate cover.

(b)    Within two (2) weeks following the Retirement Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c)    Your rights and obligations with respect to any time-based restricted stock units and performance-based restricted stock units granted to you by the Company (collectively, the “Equity Awards”) which have vested as of the Retirement Date shall be governed by the applicable equity incentive plan and any agreements or other requirements applicable to those awards (collectively, the “Award Agreements”). Any portion of the Equity Awards that is unvested as of the Retirement Date will be governed by the applicable Award Agreements, such that the portion of the Equity Awards that is unvested as of the Retirement Date shall be forfeited by you in its entirety without consideration.

(d)    You shall continue to be indemnified and held harmless by the Company to the maximum extent provided or allowable under the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company during your term of employment with the Company (including, without limitation, during the Transition Period).

(e)    The Company will timely pay your reasonable legal fees incurred in connection with negotiating and reviewing this Agreement. This amount will not exceed $10,000 and will be subject to your presentation of substantiating documentation.

6.           Continuing Obligations.

(a)    Subject to Section 8(b) of this Agreement, you acknowledge and agree that you continue to be bound by your obligations under the Award Agreements and the Restrictive Covenants Agreement, including, without limitation, the non-disclosure, non-competition, non-solicitation, and non-disparagement obligations set forth therein (collectively, the “Continuing Obligations”), provided that all post-employment restricted periods shall commence as of May 20, 2026 (rather than the Retirement Date). During the Transition Period and thereafter, except as otherwise provided in Section 8(b) of the Agreement, you shall not, directly or indirectly through any intermediaries, communicate with (i) the Company’s institutional shareholders, debt holders, customers, employees or officers or (ii) the media (including, without limitation, analysts) or another third party, in each case, in regards to the Company, or on behalf of the Company, unless specifically directed by the Company’s Chief Executive Officer or their designee. For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b)    Subject to Section 8(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on the condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

7.           Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Retirement Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates other than those that have become publicly available (other than by virtue of your breach of your Continuing Obligations). Recognizing that your employment with the Company will terminate as of the Retirement Date, you agree that you will not, following the Retirement Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including, without limitation, the electronic mail system. Further, you agree to disclose to the Company, on or before the Retirement Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

8.           General Release and Waiver of Claims.

(a)    In exchange for the payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through you, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including, but not limited to, those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims. Notwithstanding the foregoing, this Agreement does not release or waive any claims or causes of action that you may have (i) for breach of this Agreement, (ii) for unemployment compensation or workers’ compensation benefits, (iii) for any indemnification or advancement of expenses to which you may be entitled pursuant to applicable law, contract or the governing documents of the Company or any of its Affiliates, (iv) for rights related to vested benefits under pension or retirement plans, which are governed by the terms of the applicable employee benefit plans, (v) for payment or reimbursement of claims under employee benefit plans in respect of covered expenses incurred during your period of coverage, or (vi) that cannot be released by private agreement.

(b)    Nothing contained in this Agreement or any other agreement between you and the Company shall be construed to prohibit you from (i) voluntarily communicating with an attorney retained by you; (ii) complying with a valid subpoena, court order, regulatory request, or other legal process; (iii) voluntarily communicating with, including for the purposes of filing a charge or complaint with, or participating in any investigation or proceeding conducted by, any federal, state, or local law enforcement, government agency, commission or entity (including, without limitation, the U.S. Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the National Labor Relations Board or a comparable state or local agency), or any other self-regulatory organization, in each case, without advance notice to the Company; provided, however, that, to the extent permitted by applicable law, you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf (other than the SEC); (iv) seeking or receiving an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award; or (v) discussing or disclosing, either orally or in writing, the underlying facts of any alleged discriminatory or unfair employment practice.

(c)    This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance (i) that you have signed it voluntarily and with a full understanding of its terms, (ii) that you have had sufficient opportunity, of not less than twenty-one (21) days before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(b) above, and (iii) that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. You acknowledge and agree that you may not sign the Release prior to the Retirement Date.

(d)    You agree to sign the Release by the later of (i) seven (7) days following the Retirement Date and (ii) twenty-one (21) days following the date hereof (and in no event before the Retirement Date). You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of the payment described in Section 3 above.

9.           No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company or any other Released Party of any wrongdoing, liability, or non-compliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Company specifically disclaims and denies any wrongdoing or liability to you. Neither this Agreement nor any of its terms may be introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

10.          Employee Cooperation. During the period of twelve months following the Retirement Date, you agree to respond promptly to reasonable requests related to your former employment. Without limiting the foregoing, you agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including, but not limited to, all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement, subject to the Company accommodating your schedule constraints and not imposing an undue burden. The Company will (a) reimburse your reasonable and documented out-of-pocket expenses incurred in you complying with Company requests hereunder during the period of twelve months following the Retirement Date; provided that expenses in excess of five hundred ($500) United States dollars are authorized by the Company in advance, and (b) pay to you, for any period of the Company’s requested cooperation of you following the twelve (12)-month anniversary of the Retirement Date, a fee of seven hundred fifty ($750) United States dollars per hour for any of your time spent complying with Company requests hereunder. You agree that you will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any of its Affiliates.

11.          Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted and construed in accordance with such intent. The Company and its affiliates shall not be liable for any tax, interest, penalty, or damages that you may incur in connection with Section 409A. With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A, and to the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any term of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Section 409A and references to a “termination,” “termination of employment,” “separation” or like terms will mean such a “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of a termination of employment to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) your date of death, solely to the extent required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. In no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one (1) taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event shall the Company or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

12.          Miscellaneous.

(a)    This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and the Award Agreements, all of which shall remain in full force and effect in accordance with their terms.

(b)    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(c)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized representative of the Company. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d)    The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon (i) your continued full performance of your obligations under this Agreement, (ii) your timely execution, delivery, and non-revocation of the Release, and (iii) your continued compliance with the Continuing Obligations.

(e)    This contract shall be considered a contract of, and governed and construed in accordance with the laws of, the State of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree that any dispute arising out of this Agreement shall be resolved exclusively by arbitration in accordance with Section 10 of the Restrictive Covenants Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the twenty-one (21)-day consideration period will not be reset. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

SKILLSOFT CORP.

By:   /s/Ciara Harrington
         Name:   Ciara Harrington
         Title:     Chief People Officer

Accepted and agreed:

Signature:         /s/John Frederick
                         John Frederick

Date:                May 20, 2026

Page 10 of the Agreement – Signature Page

Privileged and Confidential

Subject to the Company’s Talent and Compensation Committee’s Approval

Exhibit A
Post-Employment General Release and Waiver of Claims
_______________, 2026

For and in consideration of the continued employment and the payments and benefits provided to me under the Transition and Separation Agreement between me and Skillsoft Corp. (the “Company”), dated as of ______________, 2026 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”) and on my compliance with the Continuing Obligations, and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through me, I agree that the Agreement and this Release of Claims shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which I have had in the past, now have or might now have, against the Company or any of its Affiliates (as defined in the Agreement) of any nature whatsoever, including, but not limited to, those in any way related to, connected with or arising out of my employment, its termination, or my other associations with the Company or any of its Affiliates (as defined in the Agreement), or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”), and I hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and I hereby waive, any and all such Claims. Notwithstanding the foregoing, this Release of Claims does not release or waive any claims or causes of action that I may have (i) for breach of the Agreement, (ii) for unemployment compensation or workers’ compensation benefits, (iii) for any indemnification or advancement of expenses to which I may be entitled pursuant to applicable law, contract or the governing documents of the Company or any of its Affiliates, (iv) for rights related to vested benefits under pension or retirement plans, which are governed by the terms of the applicable employee benefit plans, or (v) that cannot be released by private agreement.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from (i) voluntarily communicating with an attorney retained by me; (ii) complying with a valid subpoena, court order, regulatory request, or other legal process; (iii) voluntarily communicating with, including for the purposes of filing a charge or complaint with, or participating in any investigation or proceeding conducted by, any federal, state, or local law enforcement, government agency, commission or entity (including, without limitation, the U.S. Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the National Labor Relations Board or a comparable state or local agency), or any other self-regulatory organization, in each case, without advance notice to the Company; provided, however, that, to the extent permitted by applicable law, I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf (other than the SEC); or (iv) seeking or receiving an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award.

I represent and warrant that, in accordance with Section 7 of the Agreement, I have returned to the Company any and all documents, materials, information and other property of the Company and its Affiliates that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials, information, or property other than those that have become publicly available (other than by virtue of my breach of my Continuing Obligations).

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. I further acknowledge that I may not sign this Release of Claims prior to the Retirement Date (as such term is defined in the Agreement). In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person to whom reference is made in Section 6(b) of the Agreement; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Company’s Chief People Officer prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it; provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

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This Release of Claims constitutes the entire agreement between me and the Company and its Affiliates and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to my employment or other service relationship, its termination and all related matters, excluding only the Agreement, the Continuing Obligations and the Award Agreements (as such terms are defined in the Agreement), and my rights and obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms. This Release of Claims may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and an authorized representative of the Company.

Accepted and agreed:

Signature:
                    John Frederick

Date:

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